Exhibit 10.1

815 Chestnut Street • North Andover, MA • 01845-6098 • Tel. (978) 688-1811

EXECUTION COPY

BY E-MAIL

January 26, 2011

Mr. Patrick O’Keefe

Dear Pat:

In connection with the termination of your employment with Watts Water Technologies, Inc. (the “Company”) on August 3, 2011, you are eligible to receive the listed severance benefits described in the Description of Severance Benefits, attached to this letter agreement as Attachment A if you sign and return this letter agreement to Kenneth R. Lepage within twenty-one (21) days of receipt and you sign the Release in Attachment B on August 3, 2011 and do not revoke this letter agreement or Attachment B. By not revoking your acceptance, you will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3. Therefore, you are advised to consult with an attorney before signing this letter agreement and Attachment B and you have been given twenty-one (21) days to do so. If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it. If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day revocation period.

If you choose not to sign and return this letter agreement within 21 days of receipt, or if you timely revoke your acceptance in writing, or if you choose not to sign Attachment B on August 3, 2011, you will not receive any severance benefits from the Company. You will, receive payment on your Termination Date (as defined below) for any wages and four weeks vacation time accrued through the Termination Date (as defined below). Also, regardless of signing this letter agreement, you may elect to continue receiving group sponsored health insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. You shall pay all premium costs for “COBRA” on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company for details regarding these benefits. All other benefits which have not vested will cease upon your Termination Date.

Pursuant to the terms of the Management Stock Purchase Plan, your non-vested restricted stock units (RSUs) will be cancelled on the Termination Date and you will receive a cash payment equal to the number of such non-vested RSUs multiplied by the lesser of (a) 67% of the fair market value of the Company’s Class A Common Stock on the date the RSUs were purchased plus simple interest per annum on such amount at the one-year U.S. Treasury Bill rate (as published in the Wall Street Journal) in effect on the purchase date and each anniversary thereof, or (b) the fair market value of the Class A Common Stock on the Termination Date. Your vested RSUs will be converted to shares of the Company’s Class A Common Stock and issued to you. As a result of the American Jobs Creation Act of 2004, the distribution of this cash payment for any unvested RSUs and the issuance of the shares underlying your vested RSUs cannot be made until at least six months after the Termination Date in accordance with Attachment C. Likewise, you are entitled to certain vested benefits under the Company’s retirement plans which shall be subject to Attachment C, if applicable.

Mr. Patrick O’Keefe
January 26, 2011

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement and do not revoke it within the seven (7) day period:

1. Change in Status/Termination Date: You will resign all offices and positions you hold with the Company or any of its subsidiaries or affiliates, including as President and Chief Executive Officer of the Company, and as a Board member, effective January 26, 2011. From January 26, 2011 to August 3, 2011, you will continue to be employed by the Company and will act as an advisor, cooperating fully in a transition to your successor and consulting as needed by the Company. If your claim for short-term disability benefits is denied, the Company agrees to compensate you at a rate of $16,666.67 per month for a total of $100,000 up to August 3, 2011. As agreed by the parties and for the avoidance of doubt, any monies received by you for the period of July 1, 2011 through August 3, 2011 shall not entitle you to receive any other pay or benefits or credit toward additional pay or benefits. Your effective date of termination from the Company is August 3, 2011 (the “Termination Date”). As of the Termination Date, your payments pursuant to this paragraph will stop, and any entitlement you have or might have under a Company-provided benefit plan, program, contract or practice will terminate, except under the Company’s Short- and Long-Term Disability Plans or as required by federal or state law, or as otherwise described in Attachment A.

2. Description of Severance Benefits: The severance benefits paid to you if you timely sign and return this letter agreement and do not revoke your acceptance is described in the “Description of Severance Benefits” attached as Attachment A (the “severance benefits”). In connection with the severance benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law. You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in Attachment A. Additionally, the severance benefits shall be subject to the terms and conditions set forth in Attachment C.

3. Release: This section of this letter agreement is a release of legal claims. In this section, you are agreeing to forfeit your right to bring a legal action against the Company and the other releasees defined below for all claims that arose up to the date of this letter agreement, except as permitted in Section 3(d) below. Please carefully review this section with your attorney, or other trusted advisor, and do not sign this document unless you understand what this section says.

Mr. Patrick O’Keefe
January 26, 2011

(a) In exchange for the amounts and benefits described in Attachment A, which are in addition to anything of value to which you are entitled to receive, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, remiss, discharge, indemnify and hold harmless the Company Releasees, from any and all legally waivable claims that you have against the Company Releasees, except as permitted in Section 3(d) below. Other than as permitted in Section 3(d) below, this means that by signing this letter agreement, you are agreeing not to bring a legal action against the Company Releasees for any type of claim arising from conduct that occurred any time in the past and up to and through the date you sign this document. Company Releasees is defined to include the Company, Watts Water Technologies, Inc. and/or any of their respective parents, subsidiaries or affiliates, predecessors, successors or assigns, as well as their respective current and/or former directors, shareholders/stockholders, officers, employees, employee benefit plans and plan fiduciaries, attorneys and/or agents, all both individually and in their official capacities. The definition of Company Releasees does not include the Company’s: (1) short- and long-term disability insurers; (2) life insurer (s); (3) health insurer(s); (4) short- and long-term disability plans; (5) life insurance plan(s); (6) health insurance plan(s); and (7) the plan fiduciaries, and/or agents of the Company’s short- and long-term disability plans, life insurance plan(s) and health insurance plan(s) to the extent claims or causes of action could be maintained against the person or entity in 1-7 above and have not been released in Section 3(d) below.

(b) This release includes, but is not limited to, any waivable claims you have against the Company Releasees based on conduct that occurred any time in the past and up to and through the date you sign this letter agreement that arises from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination, except as permitted in Section 3(d) below. By way of example, this release includes the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law. This release also includes any claim you may have for breach of contract, whether oral or written, express or implied; any tort claims; any claims for equity of any other kind; or any other legally waivable statutory and/or common law claims.

(c) For avoidance of doubt, by signing this letter agreement you are agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Section 3(d) below) under the following nonexclusive list of discrimination and employment statutes: Title VII of the Civil Rights Act of 1964, The Age Discrimination In Employment Act of 1967, The Americans With Disabilities Act, The ADA Amendments Act, The Equal Pay Act, The Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act, The Worker Adjustment and Retraining Notification Act (“WARN”), The Rehabilitation Act of 1973, The Fair Credit Reporting Act, The Employee Retirement Income Security Act (“ERISA”), Executive Order 11246, and Executive Order 11141, The Genetic Information Nondiscrimination Act of 2008, The Massachusetts Fair Employment Practices Law (M.G.L. ch. 151B), The Massachusetts Equal Rights Act, The Massachusetts Equal Pay Act, The Massachusetts Privacy Statute, the Massachusetts Maternity Leave Act, The Massachusetts Small Necessities Leave Act, The Massachusetts Labor and Industries Act, The Massachusetts Civil Rights Act, and all other federal, state and local laws, all as amended.

Mr. Patrick O’Keefe
January 26, 2011

(d) This release does not include and will not preclude any claims or causes of action related to: (a) the Massachusetts Workers Compensation Act (M.G.L. c. 152) and/or claims that cannot be released by law; (b) the Massachusetts unemployment compensation statute; (c) rights and benefits under any short-term disability insurance program, policy or plan, including without limitation the Company’s short-term disability plan existing after January 20, 2011 and any rights and benefits under any long-term disability insurance program, policy or plan, including without limitation, the Company’s long-term disability plan; (d) pending health insurance claims and including any rights and benefits under any health insurance program, policy or plan, including without limitation the Company’s health insurance plan existing after January 26, 2011; (e) rights and benefits under any life insurance program, policy or plan, including without limitation the Company life insurance plan(s); (f) rights to vested benefits under the Company’s plans and/or any applicable retirement and/or pension and/or profit sharing plans; (g) vested benefits claims and claims for short-term and long-term disability, waiver of the life insurance premium benefits and health insurance benefits, not released herein, under the Employee Retirement Income Security Act (29 U.S.C. § 1001 et seq.); (h) rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (i) claims, actions, or rights arising under or to enforce the terms of this Agreement. This letter agreement is not intended to affect the rights and responsibilities of government agencies such as the Equal Employment Opportunity Commission (the “EEOC”), or any comparable state or local agency, to enforce the laws within their jurisdiction. This means that by signing this letter agreement you may still exercise your protected right to file a charge with, or participate in an investigation or proceeding conducted by, the EEOC or any other state, federal or local government entity; provided, however, if the EEOC or any other state, federal or local government entity commences an investigation or other legal action on your behalf, you specifically waive and release your right to recover, if any, monetary damages or other benefits or remedies of any sort whatsoever arising from the governmental action.

4. Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967: Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

(a) in consideration for the amounts described in Attachment A to this letter agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this letter agreement was executed;

(b) you understand that rights or claims under the ADEA which may arise after the date this letter agreement is executed are not waived by you;

(c) you are advised to consider the terms of this letter agreement carefully and consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this letter agreement;

(d) you have carefully read and fully understand all of the provisions of this letter agreement, and you knowingly and voluntarily agree to all of the terms set forth in this letter agreement; and

Mr. Patrick O’Keefe
January 26, 2011

(e) in entering into this letter agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

5. Period for Review and Consideration of the Letter Agreement:

(a) You acknowledge that you were informed and understand that you have twenty-one (21) days to review this letter agreement and consider its terms before signing it.

(b) The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this letter agreement.

6. Non-Disclosure and Confidential Information: Unless compelled by law, you agree that you will keep confidential all non-public information concerning the Company or any of the Company Releasees that you acquired during the course of your employment with the Company and all developments and inventions. You further agree to comply with any obligations regarding confidential information, set forth in any agreements previously entered into by you with the Company. Such provisions and obligations shall remain in effect notwithstanding this letter agreement and the ending of your employment. You acknowledge that during the course of your employment with the Company you have acquired knowledge of, and/or had access to, trade secrets, confidential and proprietary information of the Company and of third parties which is subject to confidentiality and other agreements by and between the Company and those third parties (“Confidential Information”). Such Confidential Information, includes, but is not limited to: financial and pricing information; business, research, and new product plans and strategies; patent applications and invention disclosures; yields, designs, efficiencies, and capacities of production methods, processes, facilities and systems at the Company and its contractors; customer and vendor lists, key contacts, habits, and product and purchasing plans; marketing information, plans and strategies; existing and anticipated agreements with customers, vendors, and other third parties; product design and related information; information regarding Company employees, their projects, and their salaries, benefits and other personnel information. You agree that you will not use or disclose to others any Confidential Information.

7. Non-Competition and Non-Solicitation. For purposes of this Section, “Company” shall include the Company and any of its parents, subsidiaries or affiliates. In your employment with the Company, you have developed or helped develop, had access to and learned significant secret, confidential, and proprietary information relating to the business of the Company. In addition, you have been provided with contact with customers, prospective customers, suppliers and other vendors of the Company. You have been expected to develop good customer and/or vendor relationships, as well as intimate knowledge regarding the Company’s technology, products, services, systems, methods, and operations.

You also acknowledge that the Company has invested substantial resources and time to developing the technology, products, services, systems, methods, and operations, all of which are highly valuable assets to the Company. You agree that the Company has spent and will continue to spend substantial effort, time, and resources in developing and protecting its technology, products, services, systems, methods, and operations, and relationships with its customers and vendors. You also agree that the Company’s competitors would obtain an unfair advantage if you were to disclose the Company’s Confidential Information (as defined below) to a competitor, used it on a competitor’s behalf, or if you were able to exploit the relationships you developed in your role with the Company to solicit business on behalf of a competitor.

Mr. Patrick O’Keefe
January 26, 2011

Accordingly, you agree that:

(a) You shall not, either alone or in association with others, for a period of two (2) years after the termination of your employment, directly or indirectly, on your own behalf, or as an employee, representative or agent of a third party, by ownership or any type of interest in any business enterprise, or by any other means whatsoever, engage in any business competitive with the Company’s products (collectively, a “Competitor’s Business”), or become associated with or render services to a Competitor’s Business so engaged.

(b) You shall not, either alone or in association with others, for a period of two (2) years after termination of your employment, directly or indirectly, call upon or solicit any Company customer for any purpose or business that is competitive with the Company’s business, nor shall you permit a Competitor’s Business controlled directly or indirectly by you to do so. Mere ownership as a passive investor of not more than five percent (5%) of the securities of a corporation or other business enterprise shall not be deemed control of or an association with such corporation or enterprise for purposes of or otherwise violate the terms of this letter agreement.

(c) You shall not, either alone or in association with others, for a period of two (2) years after termination of your employment, directly or indirectly solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company or hire or attempt to hire as an employee, or engage or attempt to engage as an independent contractor, any person who is employed or otherwise engaged by the Company at any time while you were employed by the Company; provided, that this provision shall not apply to the solicitation, hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six (6) months or longer.

You may serve on the Board of a public or private company or as a manager of a limited partnership provided that the company or partnership is not a Competitor’s Business.

You agree that these restrictions are reasonable, no greater than what is required to protect the Company’s legitimate interests with respect to trade secrets, confidential information and customers, and customer relationships, and do not impair or prevent you from earning a living.

It is the intention of the parties to restrict your activities only to the extent necessary for the protection of the Company’s legitimate business interests. To the extent that this restrictive covenant of this letter agreement shall be determined to be invalid or unenforceable in any respect or to any extent, the covenant shall not be rendered invalid, but instead shall be automatically amended for such lesser term or to such lesser extent, or in such other degree, as may grant the Company the maximum protection and restrictions on your activities permitted by applicable law in such circumstances. The non-competition and non-solicitation obligations contained in this letter agreement shall be extended by the length of time during which you shall have been in breach of any of said provisions.

Mr. Patrick O’Keefe
January 26, 2011

You acknowledge that any violation of Section 6 (Non-Disclosure and Confidential Information) or Section 7 (Non-Competition or Non-Solicitation) would result in irreparable injury to the Company. Accordingly, in addition to, and not in lieu of, all other rights and remedies available to the Company, it shall be automatically entitled to a temporary restraining order and a temporary or preliminary injunction and to obtain all other available equitable remedies including a permanent injunction in order to restrain and enjoin any breach of the non-competition and non-solicitation provisions in this letter agreement without posting a bond. The exercise of the Company's right to obtain injunctive relief for any actual or threatened damage or injury caused by you shall not prejudice its right to seek and obtain damages.

You agree that during the non-competition and non-solicitation period, you will give notice to the Company or each new business activity you plan to undertake, at least five (5) business days after accepting any such activity and no later than two (2) business days before commencing such activity. The notice shall state the name and address of the individual, corporation, association or other entity or organization (“Entity”) for whom such activity is undertaken and your proposed business relationship or position with the entity. You further agree to provide the Company with other pertinent information concerning such business activity as the Company may reasonably request in order to determine your continued compliance with your obligations under this section. During your non competition and non solicitation period, you agree to provide a copy of this section of the agreement to all persons and entities with whom you seek to be hired or do business before accepting employment or engagement with any of them.

If you violate the provisions of any of the preceding paragraphs of this section, you shall continue to be bound by the restrictions set forth in such section until the period equal to the period of restriction has expired without any violation.

8. Return of Company Property: You confirm that you have returned to the Company in good working (including all copies thereof) order all keys, files, records, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), Company identification, Company proprietary and confidential information and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

9. Payment of Business Expenses: You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you.

10. Cooperation: You agree to make yourself available upon reasonable notice from the Company or its attorneys to provide testimony as a witness through declarations, affidavits, depositions or at a hearing or trial, and to work with the Company in preparation for such event, and to cooperate with any other reasonable request by the Company in connection with the investigation, defense or prosecution of any mediation, arbitration, administrative hearing, or lawsuit to which the Company is a party, currently pending or filed after the Termination Date. If the Company so requests your cooperation in connection with any legal matter then the Company agrees to pay for any reasonable out-of-pocket expenses, such as economy class airfare or lodging, that you incur in connection with assisting the Company, provided you notify the Company in advance of what your reasonable expenses are expected to be and receive prior written approval from the Company for such expenses.

Mr. Patrick O’Keefe
January 26, 2011

11. Mutual Non-Disparagement: Other than as permitted in Section 3(d), you understand and agree that as a condition for payment to you of the severance benefits, you shall not make any false, disparaging or derogatory statements in public or private to any person, entity or media outlet (collectively, “Disparaging Activity”) regarding the Company or the Company Releasees, or about the Company’s or the Company Releasees’ business affairs, practices, products, services, and financial condition. The Company agrees that the members of its Board of Directors and the Company’s executive officers will not conduct Disparaging Activity with respect to you.

12. Amendment: This letter agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. You may not assign any of your rights or delegate any of your duties under this letter agreement. In the event of your death during a time in which you would otherwise be entitled to receive financial or other benefits pursuant to this letter agreement, your designated beneficiary or estate (as the case may be) will receive those financial or other benefits. The rights and obligations of the Company will inure to the benefit of the Company’s successors and assigns.

13. Waiver of Rights: No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

14. Enforcement and Consequences of Breach: Other than as permitted in Section 3(d) above, you agree that if you assert any claim against the Company or any of the other Company Releasees in violation of the release and waiver in Section 3, then the Company shall be entitled to recover from you damages flowing from such breach, you will not be entitled to payment of the balance of any of the severance benefits, and you will be liable for the costs and attorneys’ fees that the Company and other Company Releasees incur in any action arising as a result of your breach, to the maximum extent permitted by law. However, nothing in this letter agreement will interfere with your right to challenge the enforceability of this letter agreement’s release of claims under the ADEA, and you shall not be required to tender back payments made to you nor will you be liable for the costs and attorneys’ fees that the Company and other Company Releasees incur in connection with a challenge by you of the foregoing release of claims under the ADEA.

15. Validity: Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

Mr. Patrick O’Keefe
January 26, 2011

16. Confidentiality: Other than as permitted in Section 3(d) above, you understand and agree that the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you, your agents and your representatives (and not disclosed to others outside of your family and your legal and financial advisors) and none of the above shall be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by an authorized agent of the Company. It is acknowledged by the parties that this Agreement will be filed with the Securities and Exchange Commission.

17. Nature of Agreement: You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

18. Acknowledgments: You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, including Attachments A, B and C, and that the Company advised you in writing to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke this letter agreement for a period of seven (7) days after you sign it, and that this letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this letter agreement you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (“ADEA”). You understand and agree that such waiver and release of claims under the ADEA does not apply to any rights or claims that may arise under the ADEA after the date of execution of this letter agreement, and that nothing in this letter agreement prohibits you from challenging the validity of this letter agreement‘s waiver and release of claims under the ADEA. You also understand and agree that you have received consideration beyond that to which you were previously entitled.

19. Voluntary Assent: You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to discuss fully and review the terms of this letter agreement, including Attachments A, B and C with an attorney. You further state and represent that you have carefully read this letter agreement, including Attachments A, B and C understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

20. Applicable Law and Consent to Jurisdiction: This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

Mr. Patrick O’Keefe
January 26, 2011

21. Cessation of Severance Benefits: By signing below, you are acknowledging and agreeing that if you fail to comply with the confidentiality and/or non-compete or non-solicitation obligations owed to the Company as referenced in Sections 6 and 7 above, or if the Company is sued or incurs the cost of settling a claim that a court of competent jurisdiction concludes arose out of your intentional misconduct while employed by the Company, the Company has the option to cease paying the balance of any unpaid severance benefits to you. Under such circumstances, you acknowledge and agree that the Company’s actions will not constitute a breach of this letter agreement, that you will remain bound by the release and waiver provisions set out in Section 3 above and that the Company may pursue all other available legal and equitable remedies against you, including, but not limited to, enforcement of your confidentiality and/or non-solicitation obligations.

22. Entire Agreement: This letter agreement, including Attachments A, B and C, contain and constitute the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company, except as provided in Paragraph 6 above and that certain Indemnification Agreement dated February 10, 2004 between you and the Company, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.

23. Effective Date: You may revoke this letter agreement for a period of seven (7) days after signing it. In order to revoke the letter agreement, you must submit a written notice of revocation to Kenneth R. Lepage located at Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, MA 01845-6098, Fax: (978) 688-2976, e-mail: lepagekr@watts.com. This written notice may be sent by mail, email, fax, or hand-delivery. If sent by mail, the revocation must be post-marked no later than the seventh day from the date you signed this letter agreement. If the written notice is sent by fax, email or hand-delivery, it must be received by Kenneth R. Lepage no later than the close of business on the seventh day. The letter agreement will not become effective or enforceable, and no payments will be made, until this revocation period has expired (“Effective Date”) without being exercised.

If you have any questions about the matters covered in this letter agreement, please call Kenneth R. Lepage at 978-689-6234.

Very truly yours,

Watts Water Technologies, Inc.

By: /s/ Kenneth R. Lepage
Name: Kenneth R. Lepage
Title: General Counsel and Executive Vice President of Administration

Mr. Patrick O’Keefe
January 26, 2011

I hereby agree to the terms and conditions set forth above and in Attachment A. I have been given at least twenty-one (21) days to consider this letter agreement (including Attachment A) and I have chosen to execute this on the date below. I have been advised to consult an attorney before signing this letter agreement. I acknowledge that I have not relied on any representation or statement other than those contained in this letter agreement. I intend that this letter agreement will become a binding agreement between the Company and me if I do not revoke my acceptance in seven (7) days.

/s/ Patrick S. O’Keefe	January 26, 2011
Patrick O’Keefe	Date

Mr. Patrick O’Keefe
January 26, 2011

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,
PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, Patrick O’Keefe, acknowledge that I was informed and understand that I have 21-days within which to consider the attached letter agreement, have been advised of my right to consult with an attorney regarding this letter agreement and have considered carefully every provision of this letter agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into this letter agreement prior to the expiration of the 21-day period.

January 26, 2011 Dated: _____________________________	/s/ Patrick S. O’Keefe ____________________________________ Patrick O’Keefe
Dated: _____________________________	____________________________________

Mr. Patrick O’Keefe
January 26, 2011

ATTACHMENT A

Description of Severance Benefits

The Company will provide the following severance benefits.

1. Severance Pay. The Company shall pay you severance pay equivalent to two years of 2010 annual salary plus two years of target bonus for 2010, which in the aggregate equals $2,860,000. This severance pay will be paid as follows: (i) 50% in a lump sum on August 3, 2011; and 50% payable in monthly installments in accordance with regular payroll practices over a 24-month period beginning on the Termination Date.

2. Stock Options and Restricted Stock Awards. The Company shall accelerate the vesting of all unvested stock options and restricted stock awards granted pursuant to the Watts Water Technologies, Inc. Amended and Restated 2004 Amended and Restated Stock Option Plan. The Company also agrees to extend the time of exercise of the aforementioned stock options for three years following the Termination Date or the original term of the option, whichever is shorter. All other provisions of the Company’s 2004 Stock Option Plan and any applicable grant agreement not modified by this section, shall continue to be effective.

3. Automobile. You shall retain your leased automobile through August 3, 2011. Thereafter, the Company shall retain your leased automobile and pay to you an amount equivalent to the monthly automobile lease amount through November 2011, on a non-grossed up basis. You agree to return the automobile to the Company’s North Andover, Massachusetts office on or before August 3, 2011.

4. Secretarial Assistance. You will have access to your current secretary through August 3, 2011.

5. Indemnification. You will have indemnification rights consistent with and pursuant to the Indemnification Agreement with the Company dated February 10, 2004.

6. Professional Fees. The Company shall pay your professional fees incurred in negotiating this agreement up to $10,000.

7. Disability Benefits Application. The Company will be supportive of and will not oppose any applications you may make for short- and long-term disability benefits, waiver of life insurance premium benefits, and/or COBRA benefits under the Company’s short- and long-term disability, life insurance and health insurance plans.

Mr. Patrick O’Keefe
January 26, 2011

ATTACHMENT B

RELEASE

In consideration of the letter agreement dated January 26, 2011 and the continuation of your employment thereto, which you acknowledge you would not otherwise be entitled, you agree to the following release.

1. Release: This section of this letter agreement is a release of legal claims. In this section, you are agreeing to forfeit your right to bring a legal action against the Company and the other releasees defined below for all claims that arose up to the date of this letter agreement, except as permitted in Section 3(d) below. Please carefully review this section with your attorney, or other trusted advisor, and do not sign this document unless you understand what this section says.

a. In exchange for the amounts and benefits described in Attachment A, which are in addition to anything of value to which you are entitled to receive, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, remiss, discharge, indemnify and hold harmless the Company Releasees, from any and all legally waivable claims that you have against the Company Releasees, except as permitted in Section 3(d) below. Other than as permitted in Section 3(d) below, this means that by signing this letter agreement, you are agreeing not to bring a legal action against the Company Releasees for any type of claim arising from conduct that occurred any time in the past and up to and through the date you sign this document. Company Releasees is defined to include the Company, Watts Water Technologies, Inc. and/or any of their respective parents, subsidiaries or affiliates, predecessors, successors or assigns, as well as their respective current and/or former directors, shareholders/stockholders, officers, employees, employee benefit plans and plan fiduciaries, attorneys and/or agents, all both individually and in their official capacities. The definition of Company Releasees does not include the Company’s: (1) short- and long-term disability insurers; (2) life insurer (s); (3) health insurer(s); (4) short- and long-term disability plans; (5) life insurance plan(s); (6) health insurance plan(s); and (7) the plan fiduciaries, and/or agents of the Company’s short- and long-term disability plans, life insurance plan(s) and health insurance plan(s) to the extent claims or causes of action could be maintained against the person or entity in 1-7 above and have not been released in Section 3(d) below.

b. This release includes, but is not limited to, any waivable claims you have against the Company Releasees based on conduct that occurred any time in the past and up to and through the date you sign this letter agreement that arises from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination, except as permitted in Section 3(d) below. By way of example, this release includes the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law. This release also includes any claim you may have for breach of contract, whether oral or written, express or implied; any tort claims; any claims for equity of any other kind; or any other legally waivable statutory and/or common law claims.

Mr. Patrick O’Keefe
January 26, 2011

c. For avoidance of doubt, by signing this letter agreement you are agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Section 3(d) below) under the following nonexclusive list of discrimination and employment statutes: Title VII of the Civil Rights Act of 1964, The Age Discrimination In Employment Act of 1967, The Americans With Disabilities Act, The ADA Amendments Act, The Equal Pay Act, The Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act, The Worker Adjustment and Retraining Notification Act (“WARN”), The Rehabilitation Act of 1973, The Fair Credit Reporting Act, The Employee Retirement Income Security Act (“ERISA”), Executive Order 11246, and Executive Order 11141, The Genetic Information Nondiscrimination Act of 2008, The Massachusetts Fair Employment Practices Law (M.G.L. ch. 151B), The Massachusetts Equal Rights Act, The Massachusetts Equal Pay Act, The Massachusetts Privacy Statute, the Massachusetts Maternity Leave Act, The Massachusetts Small Necessities Leave Act, The Massachusetts Labor and Industries Act, The Massachusetts Civil Rights Act, and all other federal, state and local laws, all as amended.

d. This release does not include and will not preclude any claims or causes of action related to: (a) the Massachusetts Workers Compensation Act (M.G.L. c. 152) and/or claims that cannot be released by law; (b) the Massachusetts unemployment compensation statute; (c) rights and benefits under any short-term disability insurance program, policy or plan, including without limitation the Company’s short-term disability plan existing after January 20, 2011 and any rights and benefits under any long-term disability insurance program, policy or plan, including without limitation, the Company’s long-term disability plan; (d) pending health insurance claims and including any rights and benefits under any health insurance program, policy or plan, including without limitation the Company’s health insurance plan existing after January 26, 2011; (e) rights and benefits under any life insurance program, policy or plan, including without limitation the Company life insurance plan(s); (f) rights to vested benefits under the Company’s plans and/or any applicable retirement and/or pension and/or profit sharing plans; (g) vested benefits claims and claims for short-term and long-term disability, waiver of life insurance premium benefits and health insurance benefits, not released herein, under the Employee Retirement Income Security Act (29 U.S.C. § 1001 et seq.); (h) rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (i) claims, actions, or rights arising under or to enforce the terms of this Agreement., This letter agreement is not intended to affect the rights and responsibilities of government agencies such as the Equal Employment Opportunity Commission (the “EEOC”), or any comparable state or local agency, to enforce the laws within their jurisdiction. This means that by signing this letter agreement you may still exercise your protected right to file a charge with, or participate in an investigation or proceeding conducted by, the EEOC or any other state, federal or local government entity; provided, however, if the EEOC or any other state, federal or local government entity commences an investigation or other legal action on your behalf, you specifically waive and release your right to recover, if any, monetary damages or other benefits or remedies of any sort whatsoever arising from the governmental action.

Mr. Patrick O’Keefe
January 26, 2011

2. Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967: Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

a. in consideration for the amounts described in Attachment A to this release, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this letter agreement was executed;

b. you understand that rights or claims under the ADEA which may arise after the date this letter agreement is executed are not waived by you;

c. you are advised to consider the terms of this release carefully and consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this letter agreement;

d. you have carefully read and fully understand all of the provisions of this release, and you knowingly and voluntarily agree to all of the terms set forth in this release; and

e. in entering into this release you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

I hereby agree to the terms and conditions set forth in Attachment B. I have been given at least twenty-one (21) days to consider Attachment B and I have chosen to execute it on the date below. Attachment B will become a binding agreement between the Company and me if I do not revoke my acceptance within seven (7) days.

__________________________________
Patrick O’Keefe

Date: August 3, 2011

Mr. Patrick O’Keefe
January 26, 2011

ATTACHMENT C

Payments Subject to Section 409A

i. Subject to this Attachment C, any severance payments that may be due under the Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of Executive’s employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to the Executive under the Agreement, as applicable:

1. It is intended that each installment of the severance payments under the Agreement provided under shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

2. If, as of the date of Executive’s “separation from service” from the Company, Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Agreement.

3. If, as of the date of Executive’s “separation from service” from the Company, Executive is a “specified employee” (within the meaning of Section 409A), then:

a. Each installment of the severance payments due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid at the time set forth in the Agreement; and

Mr. Patrick O’Keefe
January 26, 2011

b. Each installment of the severance payments due under the Agreement that is not described in this Attachment C, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year in which the separation from service occurs.

ii. The determination of whether and when Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Attachment C, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

iii. The Company makes no representation or warranty and shall have no liability to Executive or to any other person if any of the provisions of the Agreement (including this Attachment C) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.